Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 25, 2009 with respect to the consolidated balance sheet at April 30, 2009 and April 30, 2008 (restated) and the consolidated statements of operations, stockholders’ equity and cash flows of Sunwin International Neutraceuticals, Inc. and its subsidiaries for the years ended April 30, 2009 and 2008 (restated) included in the Post-Effective Amendment No. 2 on Form S-1 to the registration statement on Form SB-2, SEC File No. 333-142419, of Sunwin International Neutraceuticals, Inc., and to the reference to our firm under the heading “Experts” in the prospectus.

/s/SHERB & CO, LLP
Boca Raton, Florida
December 2, 2009